Exhibit C

                   SMITH BARNEY INC.

                                              March 9, 1995





The Special Committee of the Board of Directors
Pacific Telecom, Inc.
805 Broadway
Vancouver, WA 98668

Members of the Special Committee:

     You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of the common stock of Pacific Telecom, Inc. ("PTI" or the "Company"), other than PacifiCorp and its affiliates ("PacifiCorp"), including but not limited to PacifiCorp Holdings, Inc. ("PHI") (the holders of common stock of PTI, other than PacifiCorp, are hereinafter collectively referred to as the "PTI Minority Shareholders"), of the terms of the Agreement and Plan of Merger, dated March 9, 1995 by and among PTI, PHI, and PXYZ Corporation (together with the exhibits thereto, including the Agreement dated March 9, 1995 between PacifiCorp and the Company, the "Merger Agreement"). As more fully described in the Merger Agreement, and subject to the terms and conditions specified therein, PXYZ Corporation shall be merged with and into PTI (the "Merger") and each outstanding share of PTI common stock, other than shares held by PHI, shall be converted into the right to receive $30.00 in cash (the "Merger Consideration"), subject to dissenters appraisal rights.

     In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of PTI concerning the business, operations and prospects of PTI. We participated in discussions and negotiations among representatives of PTI and PHI and their financial and legal advisors. We examined certain publicly available business and financial information relating to PTI and PacifiCorp as well as certain financial forecasts and other data for PTI which were provided to us by the senior management of PTI. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, the Company's historical and projected earnings and the capitalization and financial condition of PTI. We also considered, to the extent publicly available, the financial terms of certain other transactions which we deemed comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered comparable to PTI. In addition, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us, we have been informed by the management of PTI that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PTI as to the expected future financial performance of PTI. We have not made or been provided with an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of PTI. We were not asked to, and did not, solicit acquisition proposals from any third parties. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Smith Barney has been engaged to render financial advisory services to PTI in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the delivery of this opinion. We have in the past provided financial advisory and investment banking services to PTI and have received fees for the rendering of such services. We have also provided certain investment banking services to PacifiCorp related to the underwriting of certain debt and equity securities and have received fees for the rendering of such services. In addition, we and our affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with PTI, PacifiCorp and their affiliates.

     Our advisory services, and the opinion expressed herein, are provided solely for the use of the Special Committee in its evaluation of the proposed Merger and are not on behalf of, and are not intended to confer rights or remedies upon, PacifiCorp, any stockholder of PTI or PacifiCorp, or any person other than PTI's Special Committee. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any PTI Minority Shareholder to vote in favor of the Merger.


     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the PTI Minority Shareholders.

Very truly yours,



SMITH BARNEY INC.